Exhibit 99.1

PRESS RELEASE

CONTACT:

Laura Lionetti Barton

Odyssey Marine Exploration, Inc.

(813) 876-1776 ext 2562

laura@shipwreck.net

Elizabeth Hillman

Discovery Channel

240.662.2664

elizabeth_hillman@discovery.com

Odyssey Marine Exploration Shipwreck Expeditions to Become

World Premiere Series on Discovery Channel

Emmy® Award-winning JWM Productions to Produce Prime Time 11-Part Series

Tampa, FL – May 27, 2008 – Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), the world leader in deep ocean shipwreck exploration, has granted Primetime Emmy® Award-winning JWM Productions exclusive access to film Odyssey’s 2008 Atlas Search expeditions to produce a shipwreck exploration television series. Discovery Channel expects to premiere the 11-part High Definition (HD) series to worldwide audiences in 2009. Production is slated to begin immediately.

“We have the most experienced team of shipwreck explorers in the world manning our ships, and on a regular basis they make amazing discoveries in the deep ocean - things that have never before been seen by human eyes. We’re proud of the exploration and archaeological work our team accomplishes in the challenging offshore environment, and for a long time we’ve been looking for the right format to share the excitement of our expeditions with viewers around the world,” stated Greg Stemm, Odyssey’s Chief Executive Officer. “JWM has a proven track record of producing smart, compelling television and Discovery Channel is the #1 media and television brand in overall quality for the eighth straight year. We’re sure that Discovery’s viewers will enjoy ‘being there’ during our shipwreck search and exploration expeditions,” Stemm continued.

“Odyssey is recovering not only treasures, but fascinating shipwreck stories from the bottom of the world’s oceans. And our job is to deliver these stories, discoveries and adventures to Discovery’s viewers in a way that brings them right into the action,” explained Jason Williams, President and Co-founder of JWM Productions. “We’re looking forward to an exciting season with unparalleled coverage of Odyssey’s operations.”

“This series will give our viewers a front row seat as Odyssey’s archaeological and forensics teams search for sunken treasures and unravel the mysteries of long-lost shipwrecks,” said John Ford, president and general manager of Discovery Channel. “This compelling 11-part series will show viewers the intense drama of underwater detective work and we are excited to have JWM creating this series for our audiences around the globe.”

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P.O. Box 320057, Tampa, FL 33679-2057

In this immersive series, viewers will join the Odyssey Marine Exploration team as they brave high seas, heavy weather, political red tape and courtroom clashes to keep their research vessels and deep ocean equipment operational on the hunt for underwater archaeological sites and shipwrecks that each have unique stories to tell. Episodes will include forensic analysis with stunning computer graphics as well as experts in cutting-edge laboratories laboring to analyze and conserve fragile artifacts recovered from the watery depths. Each episode, viewers will be involved in solving dramatic maritime mysteries and treated to spectacular underwater HD video of shipwreck discoveries through the cameras of Odyssey’s Remotely Operated Vehicles (ROVs), as well as the real life battle to keep the treasures they discover.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-ocean shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit recently ended its successful seven month engagement at the Tampa Museum of Science and Industry and is currently on display at the Detroit Science Center. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

For additional information, please contact Laura Lionetti Barton at 813-876-1776 ext. 2562.

About JWM Productions

Jason Williams and Bill Morgan are the Primetime Emmy® Award-winning founders of JWM Productions. Specializing in cultural, natural history, science and children’s programming, their work has been featured on the Discovery, TLC, Travel and Animal Planet networks as well as on NBC, CBS, PBS, TBS, TNT, CNN and by more than 85 international broadcasters. Founded in 1996, their company has produced well over 200 hours of high-quality programming and is now in production on some thirty hours more.

About Discovery Communications

Discovery Communications is the world’s No. 1 nonfiction media company, reaching more than 1.5 billion cumulative subscribers in over 170 countries. Discovery empowers people to explore

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P.O. Box 320057, Tampa, FL 33679-2057

their world and satisfy their curiosity through 100-plus worldwide networks, led by Discovery Channel, TLC, Animal Planet, Science Channel, Investigation Discovery and HD Theater, as well as leading consumer and educational products and services, and a diversified portfolio of digital media services including HowStuffWorks.com. Discovery Communications is owned by Discovery Holding Company (NASDAQ: DISCA, DISCB), Advance/Newhouse Communications and John S. Hendricks, Discovery’s founder and chairman. For more information, please visit www.discoverycommunications.com .

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission.

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www.shipwreck.net

P.O. Box 320057, Tampa, FL 33679-2057